June 23, 1999


Swift Transportation Co., Inc.
2200 South 75th Avenue
Phoenix, Arizona  85043

         RE:      SWIFT TRANSPORTATION CO., INC. 1999 STOCK OPTION PLAN

Ladies and Gentlemen:

         We have acted as counsel to Swift Transportation Co., Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, relating to the registration of 750,000 shares of its Common Stock, $0.001 par value (the "Shares"), issuable pursuant to the Company's 1999 Stock Option Plan (the "Plan").

         In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and the Bylaws of the Company.

         Based upon the foregoing, we are of the opinion that:

         (1) The Company has been duly organized and is validly existing as a corporation under the laws of the State of Nevada.

         (2)      The Shares,  when issued and sold in accordance with the terms
                  of  the  Plan,  will  be  validly  issued,   fully  paid,  and
                  nonassessable.

         The opinions expressed herein are limited solely to the Nevada General Corporation Law. We express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles.

         The opinions expressed herein are based upon the law and the other matters in effect on this date hereof, and we assume no obligation to review or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise, or should any facts or other matters upon which we have relied be changed.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Snell & Wilmer L.L.P.